Exhibit 99.1

Silverstar Holdings Announces Financial Results for
Period Ended December 31, 2006

Revenues Increased by 200% for Quarter
Six Months’ Revenues Increased by 139%

Empire Interactive Contributed $12.6 Million in Revenues
and $1,044,000 in Proforma Operating EBITDA for the Six-Month Period

BOCA RATON, FL - February 21, 2007: Silverstar Holdings, Ltd. (NASDAQ: SSTR) today reported its results of operations for the second quarter and six months ended December 31, 2006.

The Company reported revenues of $2.96 million for the second quarter, an increase of approximately $1.98 million or 200% from approximately $983,000 for the same period in 2005. For the six month period, the Company reported revenues of $3.2 million, an increase of approximately of $1.88 million or 139% compared to $1.35 million for the same period in 2005. The revenues for both periods include one-month’s revenues from Empire Interactive PLC which was acquired in December 2006.

For the quarter, operating loss before interest, taxes, depreciation and amortization was approximately ($730,000) or ($0.07) per share as compared to approximately ($218,000) or ($0.02) per share in 2005.

For the six months, operating loss before interest, taxes, depreciation and amortization was approximately ($1,253,000) or ($0.13) per share as compared to approximately ($594,000) or ($0.07) per share in 2005.

For the quarter, net loss was approximately ($1,302,000) or ($0.13) per share compared to approximately ($574,000) or $0.06 per share in 2005. The Company recorded depreciation and amortization charges of approximately $656,000 in the quarter ended December 31, 2006 compared to approximately $43,000 during the comparable period last year.

For the six months, net loss was approximately ($2,243,000) or ($0.24) per share as compared to approximately ($503,000) or ($0.06) per share for the same period in 2005. The Company recorded depreciation and amortization charges of approximately $706,000 in the six month period ended December 31, 2006 compared to $85,000 during the comparable period last year.

On a proforma consolidated basis for the six months, the Company recorded revenues of $13.8 million with operating earnings before interest, taxes, depreciation and amortization of approximately $190,000 or $0.02 per share. Of these amounts Empire Interactive contributed $12.6 million in revenues and operating earnings before interest, taxes, depreciation and amortization of approximately $1,044,000 or $0.11 per share. Proforma information has been prepared assuming the acquisition had occurred at the beginning of each respective reporting period.

Clive Kabatznik, Chief Executive Officer of Silverstar Holdings, stated: “The results for the period reflect only one month of Empire Interactive’s operations. The six-month proforma results included in this release provide a clearer picture of Empire’s performance during the current fiscal year.”

Mr. Kabatznik continued, “Based on these proforma numbers, it is clear that Empire is a valuable and significant addition to our portfolio of companies. We have made significant progress in adding value to Empire since the acquisition in December. We are confident that this work will be reflected in Empire’s ongoing title release schedule and in its future results as a fully fledged subsidiary of Silverstar.”

Silverstar Holdings and Empire Interactive will hold a shareholder update conference call on Wednesday, February 28 at 4:15 pm EST.

Anyone interested in participating should call 1-800-936-9754 if calling within the United States or 1-973-935-2048 if calling internationally approximately five to 10 minutes prior to 4:15 p.m. Participants should ask for the Silverstar Holdings Ltd. Shareholder Update conference call. There will be a playback available until March 7. To listen to the playback, please call 1-877-519-4471 if calling within the United States or 1-973-341-3080 if calling internationally. Please use the pass code 8481151 for replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at ViaVid’s website at http://www.viavid.net. The webcast can be accessed through March 7, 2007. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

About Silverstar Holdings:

Silverstar Holdings, Ltd. is a publicly traded company (NASDAQ: SSTR), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Empire Interactive PLC and Strategy First Inc. as well as a stake in Magnolia Broadband.

Empire Interactive PLC is a leading developer and publisher of interactive entertainment software games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire’s products are delivered on both console and PC platforms. Strategy First Inc. is a leading developer and worldwide publisher of entertainment software for the PC. Magnolia Broadband is a fabless semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:

Silverstar Holdings, Inc.
Clive Kabatznik, President and CEO
(561) 479-0040
clive@silverstarholdings.com

OR

Alliance Advisors, LLC
Alan Sheinwald, (914) 244-0062
asheinwald@allianceadvisors.net

Silverstar Holdings, Ltd.
Consolidated Statement of Earnings

	Quarter Ended December 31, 2006	Quarter Ended December 31, 2005
Net Revenues	$2,960,789	$983,434

Operating Loss	($1,385,878)	($261,094)

Depreciation and Amortization	$655,775	$43,004

Operating EBITDA	($730,123)	($218,090)

Net Loss from Continuing Operations	($1,301,671)	($574,356)

Operating EBITDA Per Share	($0.07)	($0.02)

Net Loss Per Share	($0.14)	($0.06)

Weighted Average Number of Shares Outstanding	9,431,657	9,076,518

Silverstar Holdings, Ltd.
Consolidated Statement of Earnings

	Six Months Ended December 31, 2006	Six Months Ended December 31, 2005
Net Revenues	$3,239,534	$1,354,143

Operating Loss	($1,958,789)	($681,708)

Depreciation and Amortization	$705,866	$84,929

Operating EBITDA	($1,252,923)	($593,779)

Net Loss from Continuing Operations	($2,239,749)	($860,884)

Operating EBITDA Per Share	($0.13)	($0.07)

Net Loss Per Share	($0.24)	($0.10)

Weighted Average Number of Shares Outstanding	9,290,346	9,072,551

Silverstar Holdings, Ltd.
Proforma Consolidated Statement of Earnings
Six Months Ended December 31, 2006

	Empire Interactive	Proforma Consolidated
Net Revenues	$12,602,025	$13,673,946

Operating Loss	($2,274,289)	($3,247,602)

Depreciation and Amortization	$3,318,695	$3,436,958

Operating EBITDA	$1,044,406	$189,356

Net Loss from Continuing Operations	($2,864,769)	($860,884)

Operating EBITDA Per Share	$0.11	$0.02
Net Loss Per Share	($0.30)	($0.09)
Weighted Average Number of Shares Outstanding	9,290,346	9,290,346